News from Alltrista Corporation
P.O. Box 5004, Muncie, IN  47307-5004


                ALLTRISTA CORPORATION SELLS METAL SERVICES ASSETS
                             TO U.S. CAN CORPORATION

MUNCIE, Ind., April 29, 1996--Alltrista Corporation (Nasdaq:JARS) today sold its Metal Services Company plants and equipment to U.S. Can Corporation for $14.9 million. The sale included facilities in Chicago, Ill.; Baltimore, Md.; and Birmingham, Ala., employing approximately 350 people. The business had 1995 revenues of $88 million. The metal services business cuts, slits, coats and lithographs thin-gauge metal, primarily serving sanitary food can producers. A plastisol sealants product line will be retained by Alltrista. Thomas B. Clark, president and chief executive officer of Alltrista, said an erosion of profitability due to declining demand and intense competitive pressure were the determining factors in selling the Metal Services Company. "We explored several initiatives, but eventually determined that it would be in the best interests of the employees and the business to combine with a company, such as U.S. Can, that has a stronger competitive position and which can maximize the value of the talent and resources of the Metal Services Company."
     Mr. Clark said that he did not expect any material impact on 1996 earnings as a result of the divestiture, but that in future years margins would benefit as a result of the sale. "We will be using the proceeds from the sale, along with about $15 million in related working capital that will be liquidated this year, for financing acquisitions and for debt reduction," he said.
         Alltrista Corporation is a manufacturer of consumer and industrial products. The company employs approximately 1,200 people and had 1995 sales of $301 million.
                                                       - end -


5/96 Contact Larry Miller, 317.281.5099, nights at 286.5856;
                           e-mail to lmiller(at)alltrista.com